EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                         RUSH PRESS/ARTS & CRAFTS PRESS

     HOUSTON, TEXAS - September 17, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of Rush Press and Arts & Crafts Press, commercial printing companies located in San Diego, California.

     Gene Valles, President of the two operations said, "Rush Press and Arts & Crafts Press have served this area since 1917 and are recognized leaders in the Southern California print market. Combined, our companies offer electronic pre-press, high quality six-color sheet-fed printing and full-service bindery capabilities."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Both Rush Press and Arts & Crafts Press, led by Gene Valles and a highly skilled group of employees, have earned excellent reputations in their market by consistently exceeding customer expectations for service and quality. They are an excellent addition to our nationwide group of companies."

      Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 47 companies with annualized revenues in excess of $555 million.


     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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